SUNEDISON ANNOUNCES ILAN DASKAL AS CHIEF FINANCIAL OFFICER DESIGNEE
Maryland Heights, Mo., Mar. 11, 2016 - /PRNewswire/ -- SunEdison, Inc. (NYSE: SUNE), the largest global renewable energy development company, today announced that Ilan Daskal has been appointed chief financial officer designee and executive vice president, effective upon his start with the company, no later than April 4, 2016.  Brian Wuebbels will remain SunEdison’s chief financial officer until Daskal and SunEdison agree to remove the designee title.  Wuebbels will then leave his position as SunEdison’s chief financial officer to focus his fulltime efforts as the president and chief executive officer of TerraForm Power and TerraForm Global.
"SunEdison is excited to bring Ilan on board as our chief financial officer designee," said Ahmad Chatila, SunEdison's chief executive officer. "Ilan brings to us a deep, successful broad-based finance track record.  As we navigate through the challenges faced by the company, his experience will be invaluable.  We thank Brian for his service as SunEdison’s chief financial officer and wish him every success as he moves fulltime to TerraForm Power and TerraForm Global."
“I look forward to focusing my full time efforts to drive shareholder value at TerraForm Power and TerraForm Global,” said Brian Wuebbels, TerraForm Power’s and TerraForm Global’s chief executive officer.  “Despite the current challenges in the yieldco space, the team and I believe there is significant value in the companies given their geographic diversity and balanced mix of contracted solar and wind power plants.”
“I am thrilled to join Ahmad and the team at SunEdison,” said Ilan Daskal, SunEdison’s newly appointed chief financial officer designee. “I am excited about the long-term prospects of the company and the renewable energy industry.”
Daskal, 50, is presently the interim chief financial officer of Aricent, a product engineering services company and a board member and chairman of the audit committee of Ixia (Nasdaq: XXIA), a leading provider of network testing, visibility, and security solutions. Prior to his current role, he acted as executive vice president and chief financial officer of Cepheid (Nasdaq: CPHD), a molecular diagnostic company. From 2008 to 2015, Daskal was the executive vice president and chief financial officer at International Rectifier Corporation, a leader in power management semiconductor technology, which was acquired by Infineon for $3 billion in 2015. Prior to joining International Rectifier, from 2001 to 2008 Daskal worked at Infineon Technologies (DAX: IFX) in various capacities, most recently as the vice president, finance and business administration, communications division, North America, in addition to earlier positions as chief financial officer at both Savan Communications Ltd. and Smartlink Ltd.
Mr. Daskal holds a Bachelor of Business degree in Accounting from Tel-Aviv College of Management, Israel and a Master of Science degree in Finance from the City University of New York.
About SunEdison
SunEdison is the largest global renewable energy development company and is transforming the way energy is generated, distributed, and owned around the world. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.SunEdison.com.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as "anticipate," "believe," "intend," "plan," "predict," "outlook," "objective," "forecast," "target," "continue," "will," or "may" or other comparable terms and phrases. All statements that address operating performance, events, or developments that SunEdison expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond SunEdison's control and are described in SunEdison's Form 10-K for the fiscal year ended December 31, 2014, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. Forward-looking statements provide SunEdison's current expectations or predictions of future conditions, events, or results and speak only as of the date they are made, but SunEdison can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.  SunEdison disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law.

Contacts:
Press:
Ben Harborne
bharborne@sunedison.com
(650) 474-1631

Investors/Analysts:
R. Phelps Morris, CFA
pmorris@sunedison.com
(314) 770-7325